Exhibit 4.1

PROMISSORY NOTE

April 11, 2025

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, ENvue Medical Holdings, Corp. (“Borrower”), hereby unconditionally, promises to pay to the order of each Lender identified on Exhibit A attached hereto, or its assigns (each a “Noteholder” and together the “Noteholders”, and collectively with Borrower, the “Parties”), the principal amount of $360,000 (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (the “Note”).

1. Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

“Applicable Rate” means the annual rate equal to 8.0%.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Common Stock” means the common stock of the Guarantor, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Guarantor which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Debenture” means that certain Amended and Restated Senior Convertible Debenture dated as of February 13, 2025, by and among the Guarantor and the Noteholders.

“Debt” of a person, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by such person providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) all obligations or liabilities secured by a lien on the assets of such person, (h) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not or would not constitute a liability on the balance sheet of such person, (i) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (h) of a person other than such person; and (j) indebtedness set out in clauses (a) through (i) of any person other than such person secured by any lien on any asset of such person, whether or not such indebtedness has been assumed by such person.

“Default” means any of the events specified in Section 7 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 7 would, unless cured or waived, become an Event of Default.

“Guarantor” means NanoVibronix, Inc., a Delaware corporation.

“Guaranty” means the Guaranty, dated the date hereof, executed by the Guarantor for the benefit of the Noteholders.

“Law” as to any person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any governmental authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such person or any of its properties or to which such person or any of its properties is subject.

“Loan Documents” means this Note, the Guaranty and any other agreements, instruments, or documents executed and delivered by Borrower or the Guarantor in connection with the foregoing.

“Loan Parties” means, collectively, Borrower and the Guarantor and “Loan Party” means each of them individually.

“Maturity Date” means June 11, 2025.

“Order” as to any person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other governmental authority, in each case, applicable to or binding on such person or any of its properties or to which such person or any of its properties is subject.

2. Final Payment Date; Optional Prepayments.

2.1 Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date.

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2.2 Prepayment. Commencing on the date of the issuance and sale of any shares of Common Stock or Common Stock Equivalents by the Guarantor, Noteholders may require the Borrower to redeem all or a portion of this Note (the “Redemption Right”) with the proceeds of such issuance and sale. The Noteholders may exercise their Redemption Right, at any time after such date by sending a written notice (a “Redemption Notice”), to the Borrower, which Redemption Notice shall specify the principal amount of this Note to be redeemed (the “Redemption Amount”). The Redemption Amount shall be due and payable by the Borrower in cash by wire transfer of immediately available funds on the second (2nd) Business Day after the date of the Redemption Notice.

2.3 Rank. This Note is a general obligation of Borrower and is not secured by any assets of Borrower.

3. Interest.

3.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2 Interest Payment. Interest on this Note shall be payable “in kind” by adding interest that is accrued to the principal amount of the Loan.

3.3 Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made.

4. Payment Mechanics.

4.1 Manner of Payments. All payments of interest, principal and other amounts due and payable hereunder shall be made in lawful money of the United States of America no later than 4:00 PM (local time in New York City, New York) on the date on which such payment is due by wire transfer of immediately available funds to one or more accounts at a bank specified by the Noteholders in writing to Borrower from time to time.

4.2 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, third to the payment of the principal amount outstanding under the Note, and fourth, to other any other amounts due and payable hereunder.

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4.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

5. Representations and Warranties. Each Loan Party hereby represents and warrants to the Noteholders on the date hereof as follows:

5.1 Existence. Each Loan Party is duly incorporated, validly existing and in good standing under the laws of the state of its respective jurisdiction of incorporation.

5.2 Non-contravention. The execution, delivery and performance by each Loan Party of this Note does not contravene or result in a default under (i) any contractual restriction binding on or affecting either Loan Party, (ii) any Order binding on or affecting either Loan Party or (iii) any applicable Law binding on or affecting either Loan Party.

5.3 Validity. This Note has been duly executed and delivered and constitutes the legal, valid and binding obligations of each Loan Party, enforceable against each Loan Party in accordance with its terms.

6. Use of Proceeds. Borrower shall use the proceeds of Loan for general corporate purposes.

7. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

7.1 Failure to Pay. Borrower fails to pay (a) any principal amount of the Loan when due or declared due or (b) interest or any other amounts when due or declared due pursuant to the terms of this Note.

7.2 Breach of Representations and Warranties. Any representation or warranty made or deemed made by either Loan Party in this Note or any other Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Note or any Loan Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

7.3 Breach of Covenants. (1) Either Loan Party fail to observe or perform any covenant, condition or agreement contained in this Note and such failure continues for 10 days following the date such failure first began or (2) any default or event of default occurs and is continuing under any other Loan Document, subject to any grace period set forth therein.

7.4 Cross-Defaults. A Loan Party fails to pay when due any obligations arising under or otherwise defaults on any of its Debt including but not limited to under the Debenture.

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7.5 Bankruptcy.

(a) A Loan Party commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to them, or seeking to adjudicate such Loan Party as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to them or their debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for them or for all or any substantial part of its assets, or such Loan Party makes a general assignment for the benefit of its creditors;

(b) there is commenced against a Loan Party any case, proceeding or other action of a nature referred to in Section 7.5(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days;

(c) there is commenced against a Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(d) a Loan Party takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 7.5(a), Section 7.5(b) or Section 7.5(c) above; or

(e) a Loan Party is generally unable, or shall reasonably be expected to become unable, or admits in writing such Loan Party’s inability, to pay its debts as they become due.

7.6 Judgments. A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered by a court or courts against any Loan Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the applicable Loan Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

8. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholders may at their option, by written notice to Borrower (a) declare the entire principal amount of this Note together with all accrued interest and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under this Note, the other Loan Documents and/or applicable Law; provided, however that, if an Event of Default described in Section 7.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholders.

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9. Miscellaneous.

9.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to Borrower or Guarantor:

ENvue Medical Holdings, Corp.

762 W.Algonquin Road,

Arlington Heights, Illinois 60005

Attention: Dr. Doron Besser, President and CEO

Email: doronb@envizionmed.com

(ii) If to the Noteholders:

Alpha Capital Anstalt

c/o LHX Corp.

510 Madison Avenue, Suite 1401

New York, New York 10022

Attention: Ari Rabinowitz

Email: arabin@lhxcorp.com

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; and (ii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

9.2 Expenses. Borrower hereby agrees to pay on demand: (a) all reasonable costs and expenses of the Noteholders in connection with the preparation, negotiation, execution, and delivery of the Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for the Noteholders, (b) all reasonable costs and expenses of the Noteholders in connection with any Event of Default and the enforcement of this Note, the other Loan Documents or any document entered into in connection therewith, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for the Noteholders, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any governmental authority in respect of this Note or the other Loan Documents, (d) all actual costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or lien contemplated by the Loan Documents, and (e) all other reasonable costs and expenses incurred by Noteholders in connection with this Note, the other Loan Documents or any other document entered into in connection therewith, any litigation, dispute, suit, proceeding or action; the enforcement of their rights and remedies, protection of their interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including the Noteholders’ internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of any collateral for the Loan.

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9.3 Governing Law. This Note and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note, the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York (disregarding any laws of the State of New York that may require the applications of the laws of another jurisdiction).

9.4 Submission to Jurisdiction

(a) Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note or the other Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submit to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 9.4 shall affect the right of the Noteholders to (i) commence legal proceedings or otherwise sue Borrower in any other court having jurisdiction over Borrower or (ii) serve process upon Borrower in any manner authorized by the laws of any such jurisdiction.

9.5 Venue. Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the other Loan Documents in any court referred to in Section 9.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.6 Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

9.7 Counterparts; Integration; Effectiveness. This Note may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the other Loan Documents constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note or the other Loan Documents by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note or the other Loan Documents, as applicable.

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9.8 Successors and Assigns. This Note may be assigned or transferred by the Noteholders to any person. Borrower may not assign or transfer this Note or any of their rights hereunder without the prior written consent of the Noteholders. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

9.9 Waiver of Notice. Borrower hereby waive demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

9.10 Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “ without being limited to”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole; (d) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa; (e) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement; (f) all obligations of Borrower under this Note and the other Loan Documents shall be performed and satisfied by or on behalf of Borrower at Borrower’ sole expense; (g) the term “person” shall include natural persons, firms, partnerships, limited liability companies, trusts, corporations, governmental authorities or agencies, and any other public or private legal entities; (h) the term “provisions,” when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, and/or conditions”; (i) the term “owned” shall mean “now owned or later acquired”; and (j) the terms “any” and “all” shall mean “any or all”. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

9.11 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9.12 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

9.13 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Noteholders, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.14 Severability. If any term or provision of this Note or the other Loan Documents is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or the other Loan Documents or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date set forth above.

Borrower:

ENvue Medical Holdings, Corp.

Name:
Title:

Guarantor:

NanoVibronix, Inc.

Name:
Title:

Noteholders:

Alpha Capital Anstalt

By
Name:
Title:

Exhibit A

NOTEHOLDERS

Lender	Loan Amount

Alpha Capital Anstalt	$360,000